EXHIBIT 10.1

June 15, 2009

Thalia Gietzen
1339 Caminito Laura
Encinitas, CA 92024

Dear Thalia:

St. Bernard Software, Inc., (“St. Bernard” or “the Company”) is very pleased to offer you a full-time position with the Company as VP of Finance effective on June 1, 2009 (the “Effective Date”). You will be reporting directly to the Board of Director and the CEO of the Company.  Your title and responsibilities shall be subject to change by Company at any time.

Your salary will initially be $7,708.33 payable twice monthly, which equates to an annualized amount of $185,000, less payroll deductions and all required withholdings.  Starting on the Effective Date, you will no longer be eligible to participate in the senior management bonus plan.

The Company will also grant you 100,000 non-qualified stock options to vest in equal installments of 1/36 per month over a three (3) year period, starting on the date of the grant, and until such options are vested in full.  The stock options’ exercise price will be priced at the closing share price on the date of grant and will be subject to you signing the Company’s form stock option agreement. The stock options shall be governed by the St. Bernard Software, Inc. 2005 Stock Option Plan, as it may be amended from time to time.

You will be eligible to continue to participate in the benefit plans offered by St. Bernard, including without limitation, insurance plans, 401(k) and other savings plans, short and long term disability insurance, Section 125 (cafeteria) and similar pre-tax expense plans, holidays, PTO- Personal Time Off, etc., which may be amended from time to time in Company’s discretion.   You will also be eligible to continue to participate in health insurance for you and your dependents, and such other benefits as St. Bernard shall determine to provide to all of its employees from time to time. You will be eligible for four (4) weeks vacation with pay for each twelve-month period, to be taken at times agreed with the Company.  Unused vacation shall accrue according to the St. Bernard’s accrued vacation policy, as may be amended from time to time. The Company will also reimburse you for all reasonable travel, meals, lodging, communications, entertainment and other business expenses incurred you incur in connection with your employment

You agree that in the event your employment with St. Bernard terminates, you will return to the Company any and all devices, records, data, notes, reports, proposals, lists, correspondence, source and object code, specifications, drawings, blueprints, sketches, materials, equipment, other documents and property, together with all copies thereof (in whatever medium recorded) that belong to St. Bernard or its successors or assigns. As an employee of St. Bernard, you agree to abide by the Company’s rules, policies and employee handbook as in effect from time to time.

Your employment with St. Bernard will be “at will.”  This means that you are free to end your employment with the Company at any time, and also that the Company is free to end your employment with the Company at any time, either with or without cause.  The “at will” nature of your employment with the Company may not be changed except by a written contract signed by you and the President of St. Bernard.  Notwithstanding anything else herein to the contrary, in the event you are terminated by the Company without “Cause” or terminated following a Change of Control (as defined below) then you shall receive from the Company, with appropriate deductions and withholdings, your current salary of $7,708.33 paid twice monthly for a period of three (3) months (the “Severance Period”) following the date of such termination and during the Severance Period the Company will pay for you and your dependents’ health insurance (collectively the “Severance”), plus all accrued but unpaid salary and vacation time. The foregoing Severance shall be reduced by the amount of any other compensation earned by you during the Severance Period as a result of your employment. Your eligibility for Severance is conditioned on you having first signed a release agreement in the form attached as Exhibit B and a termination certificate as provided for in Paragraph 4 in the form of Exhibit A.

Upon termination of your employment with the Company for “Cause”, Company shall be under no further obligation to you for salary or other compensation, except to pay you all accrued but unpaid salary and accrued vacation time up to the date of termination.  For purposes of this agreement, “Cause” shall mean that you: have been negligent in the discharge of your duties to Company or have acted in a manner constituting gross negligence or willful misconduct; have been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a material breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; have breached a fiduciary duty; have been convicted of, or plead guilty or nolo contendere to a felony or a misdemeanor (other than minor traffic violations or similar offenses) injurious to the reputation, business or assets of Company; have materially breached any of the material provisions of this agreement; have engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, Company or an affiliate; have materially violated St. Bernard’s policies and procedures, or used or disclosed Company’s trade secrets for personal gain; or have improperly induced a vendor or customer to break or terminate any contract with Company or an affiliate or induced a principal for whom Company or an affiliate acts as agent to terminate such agency relationship.

Change of Control, for purposes of this agreement, means a change in the ownership or control of the Company affected through any one of the following transactions:

(i) a merger or consolidation approved by the Company’s stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in a complete liquidation or dissolution of the Company; or

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders;

This agreement shall be subject to and construed in accordance with the laws of the State of California, and without giving effect to conflicts of laws principles. In the event of any dispute in connection with the Services, your employment or termination thereof, relationship with the Company, or this agreement (or any other agreement) that cannot be resolved privately between the parties, resolution shall be through binding arbitration conducted in the County of San Diego, California.  Any arbitration shall be conducted in accordance with the provisions of the California Code of Civil Procedure, Part 3, Title 9 (commencing with Section 1280). St. Bernard will pay the cost of arbitration.  The arbitration process shall be in compliance with any laws or rules then in effect for employment arbitration agreements at the time of a demand for arbitration. The parties may obtain discovery in aid of the arbitration in accordance with California Code of Civil Procedure Section 1283.05. Nothing contained in this paragraph shall limit either party’s right to seek temporary restraining orders or injunctive or other equitable relief in the Superior Court of California in connection with this Agreement. YOU UNDERSTAND THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE BETWEEN YOU AND ST. BERNARD, YOU AND ST. BERNARD BOTH EXPRESSLY WAIVE YOUR RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW. This Paragraph shall survive indefinitely any termination of this agreement or your employment with Company.

This offer letter and the attached exhibits forms the complete and exclusive statement of your agreement with St. Bernard regarding the terms and conditions of your employment.  Together they supersede any other agreements or promises made to you by anyone, whether oral or written, and can only be modified by a written agreement signed by the President of the Company.  In the event that any portion of this letter shall be determined to be invalid, illegal or unenforceable, the remaining portions of this letter will be unaffected thereby and will remain in full force and effect, and there shall be substituted one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes of the unenforceable portion.  This offer letter shall be governed by the laws of the State of California without regard to its conflict of laws principles.

Sincerely,

St. Bernard Software, Inc.

By:  /s/ Louis Ryan
Louis Ryan
CEO

Accepted by:

   /s/  Thalia Gietzen
Thalia Gietzen

Exhibit A

TERMINATION CERTIFICATE

This is to certify that undersigned employee does not have in the undersigned’s possession, nor has undersigned failed to return, any customer information, records, files, programs, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property or asset belonging to St. Bernard Software (“St. Bernard”), its successors and assigns.

Undersigned further certifies that undersigned has fully complied with, and will continue to comply with, all the terms of the offer letter dated as of June 15, 2009 between St. Bernard and the undersigned (the “Agreement").

Undersigned further agrees that undersigned will preserve as confidential any and all trade secrets, confidential information, knowledge, data or other information of St. Bernard relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matters pertaining to any business of St. Bernard or any of its clients, customers, employees, licensees or affiliates, that undersigned produced, obtained or otherwise acquired or became aware of during the course of undersigned engagement under the Agreement.

EMPLOYEE:

Thalia  Gietzen

Date:

A-1

EXHIBIT B

SEVERANCE AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Severance Agreement and General Release of All Claims (“Agreement”) is entered into between Thalia  Gietzen (“Employee”) and St. Bernard Software, and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys (all collectively referred to as “Employer”). (Employee and Employer are hereinafter collectively referred to as “the Parties”).

1.  Termination of Employment.  Employee’s employment with Employer is terminated effective ___________  (“ the termination date”).

2.  Severance.  In consideration of and in return for the promises contained in this Agreement, and as full and final compensation to Employee for all services as an employee:

a. Employee shall receive from Employer, with appropriate deductions and withholdings, the severance amount set forth in the offer letter dated, June 15, 2009 (the “Offer Letter”) of $7,708.33 paid twice monthly for a period of three (3) months (the “Severance Period), payable in accordance with Employer’s regular payroll practices, and during the Severance Period the Employer will pay for Employee and Employee dependents’ health insurance  (collectively the “Severance”) in addition to all accrued and unused wages and vacation pay through the termination date.  The foregoing Severance shall be reduced by the amount of any other compensation earned by Employee during the Severance Period as a result of Employee’s employment;

b. Employee will continue on Employer’s medical plan up to and including Employee’s termination date and the end of the Severance Period. Employee shall have the right to continue his/her medical and dental insurance, at Employee’s sole expense, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") provided, however, that Employee timely elects COBRA continuation.  The COBRA period shall be deemed to have commenced on the first of the month following the date of termination or the Severance Period, as appropriate;

c. Employee acknowledges and agrees that the Severance provided for in this Agreement is due under her Offer Letter only if she signs this Agreement; and

e. Employer warrants and Employee acknowledges that the agreements described under this Paragraph 2 constitute full payment of any and all claims of every nature and kind arising out of or relating in any way to Employee’s employment by Employer or the termination thereof, benefits owed, or any other claims as outlined below.

3.  Employee’s Release of All Claims Against Employer.

a. In consideration of the above described payment, and for other good and valuable consideration, Employee agrees that employment with Employer has terminated as of the termination date, and that Employee has received full payment of all wages, vacation accrued but not used, and any and all other sums due as a result of such employment by Employer.  In further consideration of and in return for the promises and covenants undertaken herein, Employee does hereby unconditionally, irrevocably and absolutely release and discharge Employer and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with Employer and the termination of said Employment.  This Agreement shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, Age Discrimination in Employment Act, the Fair Labor Standards Act, federal and state wage and hour laws including, without limitation, the California Labor Code, California Government Code Sections 12940 et seq., any applicable California Industrial Wage Orders, all as amended, all claims for breach of contract, employment discrimination, sexual harassment, wages, severance, overtime compensation, vacation, torts, fraud, and/or claims any other local, state or federal law, rule, or regulation relating to or affecting Employee’s employment by Employer, except any claim for unemployment insurance or worker’s compensation.

b. In further consideration of the above described payments and benefits, and for other good and valuable consideration, Employee irrevocably and absolutely agrees that she will not prosecute nor allow to be prosecuted on her behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above.  It is the intention of the Parties that, with the execution of this Agreement, Employer and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters released.  Employee represents that she has not filed any complaint, charges or lawsuits against Employer and all related holding, parent or subsidiary corporations (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

4.  Left Intentionally Blank.

5.  Unknown Claims.  Employee understands and agrees that this Agreement extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Section 1542 provides:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee certifies that she has read this release, the quoted Civil Code section and that she fully understands this release.

6.  Binding Effect.  This Agreement and all promises and agreements set forth in this Agreement shall be binding upon and shall inure to the benefit of the respective parties, their legal successors, heirs, assigns, partners, representatives, agents, attorneys, officers, directors and shareholders.

7.  Entire Agreement.  Employee further declares and represents that no promise or representation not contained in this Agreement has been made to him and acknowledges and represents that this Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement.   However, any proprietary or trade secrets agreement or any agreement regarding ownership of intellectual property by Employer entered into previously shall remain in full force and effect.  Employee further acknowledges that the terms of this Agreement are contractual and not a mere recital.

8.  Left intentionally blank

9.  Confidential Information and Trade Secrets.  Employee acknowledges that all confidential materials, records and documents concerning Employer that have come into Employee’s possession during his/her employment with Employer have been returned to Employer.  Employee agrees not to disclose to any person or entity, including any competitor of Employer and any future employer, any of Employer’s trade secrets or other confidential information. Employee acknowledges all Employer’s property obtained during the course of her employment with Employer has been returned to Employer.  To the extent that Employee has entered into any Confidentiality, Proprietary or Trade Secrets agreement or any agreement regarding ownership of intellectual property of Employer, if such Agreements provide greater protection to Employer than this Agreement, such other Agreements shall take precedence over this Agreement.

10.  Interpretation and Severability.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.  This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

11.  Arbitration of Disputes.  Any dispute arising out of this Agreement or Employee’s employment or termination shall be resolved by binding arbitration in San Diego, California, pursuant to the terms of the Offer Letter, and the findings of the arbitrator shall be final and binding upon the parties.

12.  Attorneys’ Fees.  In any dispute involving this Agreement, the prevailing party shall be entitled to attorneys’ fees and costs.

13.	IF EMPLOYEE IS UNDER THE AGE OF 40, A SIGNATURE ON THIS RELEASE WILL BE IMMEDIATELY EFFECTIVE. IF EMPLOYEE IS OVER THE AGE OF 40, THE FOLLOWING PROVISIONS APPLY:

 Age Discrimination in Employment Act Release.

A.   Employee acknowledges Employer hereby has advised Employee in writing to discuss this Agreement with an attorney before executing it and that Employer has provided Employee at least twenty-one (21) days within which to review and consider this Agreement before signing it.

B.  The Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following the execution of this Agreement, and that it shall not become effective or enforceable until the revocation period has expired.  The Parties further acknowledge and agree that such a revocation must be in writing, addressed to Michel Urich, Esq., at 7668 El Camino Real, Suite 104-238, Carlsbad, CA 92009 and received not later than 5:00 p.m. on the seventh (7th) day following execution of this Agreement by Employee.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the monies and benefits described above.

C. If Employee does not revoke this Agreement in the time frame specified in this Paragraph 20, the Agreement shall become effective at 12:01 a.m. on the eighth (8th) day after it is signed by Employee.

I have read the foregoing Severance Agreement and General Release of All Claims and I accept and agree to the provisions contained in this Agreement and execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY, THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ___ __
Thalia Gietzen

B-4